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                                                                      Exhibit 99



Contact:  Michael S. Piemonte                           FOR IMMEDIATE RELEASE
          (716) 842-5138                                September 19, 2002

            M&T BANK CORPORATION ANNOUNCES EXPENSING OF STOCK OPTIONS

BUFFALO, N.Y.--M&T Bank Corporation ("M&T") (NYSE: MTB) today announced that it will expense the fair value of stock options beginning in January 2003.

Robert G. Wilmers, Chairman of the Board, President and Chief Executive Officer of M&T commented, "Management believes that stock options represent a form of employee compensation and should be appropriately reflected as an expense in the income statement. Expensing of stock-based compensation is clearly the prudent and conservative treatment from an accounting perspective."

As allowed under generally accepted accounting principles ("GAAP"), M&T historically has not recognized compensation expense for employee stock options. However, M&T has consistently disclosed the impact that expensing the fair value of stock options would have on net income and diluted earnings per share since 1996. Beginning in 2003, M&T will recognize stock-based compensation expense in accordance with the fair value-based method of accounting described in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

Following the transition rules of SFAS No. 123, upon adoption of the fair value-based method of accounting as of January 1, 2003, M&T estimates that net income and diluted earnings per share for 2003 will be reduced by $16 million and $.15, respectively, assuming that 2003 stock option grants are at a level consistent with that of 2002.

The Financial Accounting Standards Board ("FASB") has a project underway to reexamine the transition provisions for adoption of SFAS No. 123. M&T strongly encourages the FASB to adopt a single transition approach that would allow easier comparison of financial results between years and across companies than that presently prescribed by SFAS No. 123. Assuming the fair value-based method of accounting for stock options had been in effect for 2002 and prior years, the full year impact for 2003 is estimated to be a reduction of net income of $35 million and a reduction of diluted earnings per share of $.35.

M&T has utilized stock options as a form of employee compensation since 1983. Management believes that the use of stock options is effective in aligning the interests of employees with that of other shareholders. M&T is managed to a significant degree by its major shareholders. Management, employees, directors and their affiliates own over 20% of the outstanding common shares of M&T, which is one of the largest proportions of inside ownership among the fifty




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largest publicly-held bank holding companies headquartered in the United States.
Over 90% of full-time employees who have been with the company for one or more years own M&T stock directly or through employee benefit plans. M&T management, therefore, fully understands and appreciates that its own long-term financial interests are coincident with the long-term interests of M&T's shareholders as a whole. Since 1983, M&T's current executive management team has been granted 7.5 million options to purchase shares of M&T common stock, of which 3.4 million remain unexercised at June 30, 2002. As of that recent date, the current executive management team directly and indirectly held 5.5 million shares of M&T common stock. Since the arrival of the present management team in 1983, the market price of shares of M&T common stock has appreciated at a compound annual growth rate of 23%, a rate higher than that of any of the top one hundred bank holding companies in existence at that time. The total market capitalization of M&T was approximately $108 million at December 31, 1983. At August 31, 2002, M&T's total market capitalization was approximately $7.9 billion.

This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T's business, management's beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. M&T undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock options to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes, including environmental regulations; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries' future businesses; and material differences in the actual financial results of merger and acquisition activities compared to M&T's initial expectations, including the full realization of anticipated cost savings and revenue enhancements. These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic conditions, including interest rate and currency exchange rate fluctuations, and other Future Factors.






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